Exhibit 99.1

TEXAS PACIFIC LAND CORPORATION ANNOUNCES THIRD QUARTER RESULTS
–Achieved Record Quarterly Revenues and Net Income from Water Segment
–Earnings Call to be Held Thursday, November 6, 2025 at 9:30 am CT
DALLAS, TX (November 5, 2025) – Texas Pacific Land Corporation (NYSE: TPL) (the “Company,” “TPL,” “we,” “our” or “us”), one of the largest landowners in the State of Texas with surface and royalty ownership that provides revenue opportunities through the support of energy production, today announced its financial and operating results for the third quarter of 2025.
Third Quarter 2025 Highlights
•Executed purchase agreement on approximately 17,306 net royalty acres (standardized to 1/8th) primarily located in the Midland Basin(1) (which subsequently closed November 3, 2025) and acquired approximately 8,147 surface acres in Martin County, Texas in September 2025 for a combined aggregate purchase price of $505 million. Both acquisitions were all cash transactions.

•Completed a new $500 million revolving credit facility on October 23, 2025(2).

•Three-for-one stock split of TPL’s common stock was approved by TPL’s Board of Directors (the “Board”) on November 3, 2025, subject to finalization of the effective date as determined by the Board.

•Record results, including:

◦Oil and gas royalty production of 36.3 thousand barrels of oil equivalent (“Boe”) per day

◦Water sales revenue of $44.6 million

◦Produced water royalties revenue of $32.3 million

•In July 2025, TPL began construction of a 10,000 barrel per day produced water desalination facility in in Orla, Texas with estimated service date by the end of 2025.

•As of September 30, 2025, TPL’s royalty acreage had an estimated 6.1 net well permits, 9.9 net drilled but uncompleted wells (“DUCs”), and 3.1 net completed but not producing wells (“CUPs”). Net well permits, DUCs, and CUPs total 19.0 net wells(3). TPL had 100.5 net producing wells as of September 30, 2025, and net producing wells added during the quarter had an average lateral length of approximately 10,619 feet.(4)

•Land and Resource Management segment revenues of $122.3 million

•Water Services and Operations segment revenues of $80.8 million, a Company record

•Consolidated net income of $121.2 million, or $5.27 per share (diluted)

•Adjusted EBITDA(5) of $173.6 million

•Free cash flow(5) of $122.9 million

•Quarterly cash dividend of $1.60 per share was paid on September 16, 2025

Nine Months Ended September 30, 2025 Highlights
•Oil and gas royalty production of 33.6 thousand Boe per day

•Produced water royalties revenue of $90.7 million

•Land and Resource Management segment revenues of $377.3 million

•Water Services and Operations segment revenues of $209.3 million

•Consolidated net income of $358.0 million, or $15.56 per share (diluted)

•Adjusted EBITDA(5) of $509.2 million

•Free cash flow(5) of $379.5 million

•$111.0 million of total cash dividends paid through September 30, 2025

•$8.4 million of common stock repurchases through September 30, 2025

(1) The purchase and sale agreement for the royalty acquisition was executed in September 2025 and the transaction closed in early November 2025, as discussed below. Final purchase price and acreage interests subject to customary closing conditions and adjustments.
(2) The credit facility closed on October 23, 2025, as discussed below.
(3) Total may not foot due to rounding.
(4) Numbers reflected exclude recent royalty acquisition.
(5) Reconciliations of non-GAAP performance measures are provided in the tables below.

“This quarter’s results demonstrate the power of TPL’s unique business model and active management,” said Tyler Glover, Chief Executive Officer of the Company. “Record quarterly revenues and net income for our Water Services and Operations segment are the product of our past investments, ongoing commercial efforts, and strategic acquisitions since its inception in 2017. Oil and gas royalty production also reached a quarterly record. Despite the ongoing weakness with broader commodity prices, we have leveraged our considerable competitive advantages to achieve record performance across nearly every major key performance indicator. Furthermore, we are opportunistically harnessing our resilient business, high cash flow margins, and fortress balance sheet to consolidate high-quality Permian royalties, surface, and water assets. The acquired assets announced today fit seamlessly into the broader TPL portfolio. Our business model is designed to succeed throughout the commodity cycle without the need for hedging, thus preserving considerable incremental upside for TPL when the industry macro environment eventually improves.”

Financial Results for the Third Quarter of 2025 - Sequential

The Company reported net income of $121.2 million for the third quarter of 2025 compared to net income of $116.1 million for the second quarter of 2025.

Total revenues for the third quarter of 2025 were $203.1 million compared to $187.5 million for the second quarter of 2025. The increase in total revenues was primarily due to a $19.0 million increase in water sales and a $13.7 million increase in oil and gas royalty revenue, partially offset by a $19.5 million decrease in easements and other surface-related income compared to the second quarter of 2025. The Company’s share of production was 36.3 thousand Boe per day for the third quarter of 2025 compared to 33.2 thousand Boe per day for the second quarter of 2025, and the Company’s average realized price was $34.10 per Boe in the third quarter of 2025 compared to $32.94 per Boe in the second quarter of 2025. TPL’s revenue streams are directly impacted by commodity prices and development and operating decisions made by its customers.

Total operating expenses were $54.0 million for the third quarter of 2025 compared to $43.8 million for the second quarter of 2025. The increase in operating expenses was principally related to an $8.0 million increase in water service-related expenses during the third quarter of 2025 compared to the second quarter of 2025.

Financial Results for the Nine Months Ended September 30, 2025 - Year Over Year

The Company reported net income of $358.0 million for the nine months ended September 30, 2025 compared to net income of $335.6 million for the nine months ended September 30, 2024.

Total revenues for the nine months ended September 30, 2025 were $586.6 million compared to $520.0 million for the nine months ended September 30, 2024. The increase in total revenues was primarily due to a $38.6 million increase in oil and gas royalty revenue, a $19.7 million increase in easements and other surface-related income, and a $14.7 million increase in produced water royalties. The Company’s share of production was 33.6 thousand Boe per day for the nine months ended September 30, 2025 compared to 26.0 thousand Boe per day for the same period of 2024, and the average realized price was $36.01 per Boe for the nine months ended September 30, 2025 compared to $40.60 per Boe for the same period of 2024. Easements and other surface-related income increased principally due to an increase of $12.1 million in pipeline easements, $3.0 million in wellbore easements and $2.0 million in commercial leases. Produced water royalties increased principally due to increased produced water volumes. TPL’s revenue streams are directly impacted by commodity prices and development and operating decisions made by its customers.

Total operating expenses were $143.7 million for the nine months ended September 30, 2025 compared to $123.4 million for the same period of 2024. The increase in operating expenses was principally related to a $23.2 million increase in depletion expense associated with oil and gas royalty interests acquired during the second half of 2024.

Credit Facility

On October 23, 2025, the Company entered into a credit agreement that provides for a new $500 million revolving credit facility (the “Credit Facility”). The Credit Facility bears interest at a per annum rate equal to the Secured Overnight Financing Rate (“SOFR”) plus 2.25% to 2.50% based on TPL’s debt-to-EBITDA leverage ratio. The Credit Facility has a $250 million accordion exercisable if new or existing lenders agree to provide or increase their commitments. The Credit Facility is initially unsecured with a springing security interest if the total debt-to-EBITDA leverage ratio exceeds 2.50 to 1.0. The Credit Facility matures on October 23, 2029, and contains customary financial and other affirmative covenants, negative covenants, and events of default. The Credit Facility remains undrawn as of November 5, 2025.

Royalty Interest Acquisition

On November 3, 2025, the Company acquired approximately 17,306 net royalty acres (standardized to 1/8th) located primarily in the Midland basin in Martin, Howard, Midland, and other counties, for an aggregate purchase price of $474.1 million (“the Royalty Interests Acquisition”) in an all-cash transaction. Approximately 70% of the acquired acreage interest are adjacent to or overlapping drilling spacing units that the Company already owns an interest in. Approximately 61% of the royalty acreage is operated by Exxon Mobil Corporation (NYSE:XOM), Diamondback Energy, Inc. (NASDAQ: FANG), and Occidental Petroleum Corporation (NYSE: OXY). The Royalty Interests Acquisition currently produces more than 3,700 Boe per day (approximately 80% oil and natural gas liquids), and the Company expects to generate a double-digit pre-tax cash flow yield at realized oil and natural gas prices of approximately $60 per barrel and $2 per thousand cubic feet (mcf), respectively. The final purchase price and acreage interests are subject to customary closing conditions and adjustments.

Quarterly Dividend Declared

On November 3, 2025, the Board declared a quarterly cash dividend of $1.60 per share, payable on December 15, 2025 to stockholders of record at the close of business on December 1, 2025.

Proposed Stock Split

On November 3, 2025, our Board approved a three-for-one stock split of the Company’s common stock. The stock split is expected to be completed in December 2025, subject to finalization of the effective date as determined by the Board.

The stock split had not yet been effected as of September 30, 2025, and accordingly, the accompanying financial statements and per-share data do not reflect the impact of the stock split. The stock split will be reflected in future financial statements following its effective date. The Board has approved the stock split, subject to there not being any material changes in the Company’s financial condition or results of operations or the market price for the common stock that would cause the Board to change its view on the desirability of effecting the stock split.

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, November 6, 2025 at 9:30 a.m. Central Time to discuss third quarter results. A live webcast of the conference call will be available on the Investors section of the Company’s website at www.TexasPacific.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register and install any necessary audio software.

The conference call can also be accessed by dialing 1-877-407-4018 or 1-201-689-8471. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13753282. The telephone replay will be available starting shortly after the call through November 20, 2025.

About Texas Pacific Land Corporation

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 882,000 acres of land, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership provides revenue opportunities throughout the life cycle of a well. These revenue opportunities include fixed fee payments for use of the Company’s land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and/or treated produced water, revenue from the Company’s oil and gas royalty interests, and revenue related to saltwater disposal on the Company’s land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and temporary permits principally related to a variety of land uses including, but not limited to, midstream infrastructure projects and hydrocarbon processing facilities.

Visit TPL at www.TexasPacific.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this news release are, and certain statements made on the related conference call may be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on TPL’s beliefs, as well as assumptions made by, and information currently available to, TPL, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions or the negative of such terms identify forward-looking statements. Forward-looking statements include, but are not limited to, references to strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects; statements regarding anticipated benefits of recent acquisitions or the Permian Basin’s future drilling inventory and energy resources; and other statements that are not historical facts. You should not place undue reliance on forward-looking statements. Although TPL believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, TPL may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may differ materially from those set forth in the forward-looking statements due to a number of factors, including, but not limited to: the initiation or outcome of potential litigation; any changes in general economic and/or industry specific conditions; and the other risks discussed in TPL’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. You can access TPL’s filings with the Securities and Exchange Commission (“SEC”) through the SEC’s website at www.sec.gov and TPL strongly encourages you to do so. These forward-looking statements are based only on information available to TPL and speak only as of the date hereof. Except as required by applicable law, TPL undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

Contact:
Investor Relations
IR@TexasPacific.com

FINANCIAL AND OPERATIONAL RESULTS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2025	September 30, 2024
Company’s share of production volumes: (1)
Oil (MBbls)	1,284	1,209	3,616	3,003
Natural gas (MMcf)	6,142	5,659	17,031	12,312
NGL (MBbls)	1,031	868	2,705	2,073
Equivalents (MBoe)	3,338	3,020	9,160	7,128
Equivalents per day (MBoe/d)	36.3	33.2	33.6	26.0

Oil and gas royalty revenue (in thousands):
Oil royalties	$79,860	$73,893	$229,932	$222,788
Natural gas royalties	11,441	4,574	33,576	13,630
NGL royalties	17,404	16,539	51,448	39,959
Total oil and gas royalties	$108,705	$95,006	$314,956	$276,377

Realized prices: (1)
Oil ($/Bbl)	$65.14	$63.99	$66.59	$77.68
Natural gas ($/Mcf)	$2.01	$0.87	$2.13	$1.20
NGL ($/Bbl)	$18.25	$20.60	$20.56	$20.84
Equivalents ($/Boe)	$34.10	$32.94	$36.01	$40.60

(1)	Term	Definition
	Bbl	One stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to crude oil, condensate or NGL.
	MBbls	One thousand barrels of crude oil, condensate or NGL.
	MBoe	One thousand Boe.
	MBoe/d	One thousand Boe per day.
	Mcf	One thousand cubic feet of natural gas.
	MMcf	One million cubic feet of natural gas.
	NGL	Natural gas liquids. Hydrocarbons found in natural gas that may be extracted as liquefied petroleum gas and natural gasoline.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2025	September 30, 2024
Revenues:
Oil and gas royalties	$108,705	$95,006	$314,956	$276,377
Water sales	44,578	25,577	108,968	113,987
Produced water royalties	32,268	30,737	90,705	76,034
Easements and other surface-related income	16,715	36,223	71,163	51,496
Land sales	819	—	819	2,145
Total revenues	203,085	187,543	586,611	520,039

Expenses:
Salaries and related employee expenses	14,387	14,072	43,031	39,262
Water service-related expenses	16,428	8,451	36,005	36,767
General and administrative expenses	5,591	5,693	17,356	27,731
Depreciation, depletion and amortization	14,963	13,699	40,603	13,695
Ad valorem and other taxes	2,625	1,877	6,701	5,990
Total operating expenses	53,994	43,792	143,696	123,445

Operating income	149,091	143,751	442,915	396,594

Other income, net	6,088	5,240	15,649	31,249
Income before income taxes	155,179	148,991	458,564	427,843
Income tax expense	33,941	32,851	100,534	92,243
Net income	$121,238	$116,140	$358,030	$335,600

Net income per share of common stock
Basic	$5.27	$5.05	$15.58	$14.60
Diluted	$5.27	$5.05	$15.56	$14.58

Weighted average number of shares of common stock outstanding
Basic	22,984,883	22,987,326	22,984,317	22,990,213
Diluted	23,010,258	23,013,580	23,008,282	23,016,733

SEGMENT OPERATING RESULTS
(dollars in thousands) (unaudited)

	Three Months Ended
	September 30, 2025			June 30, 2025
	Land and Resource Management	Water Services and Operations	Consolidated	Land and Resource Management	Water Services and Operations	Consolidated
Revenues:
Oil and gas royalties	$108,705	$—	$108,705	$95,006	$—	$95,006
Water sales	—	44,578	44,578	—	25,577	25,577
Produced water royalties	—	32,268	32,268	—	30,737	30,737
Easements and other surface-related income	12,741	3,974	16,715	33,491	2,732	36,223
Land sales	819	—	819	—	—	—
Total revenues	122,265	80,820	203,085	128,497	59,046	187,543

Expenses:
Salaries and related employee expenses	7,298	7,089	14,387	7,025	7,047	14,072
Water service-related expenses	—	16,428	16,428	—	8,451	8,451
General and administrative expenses	3,431	2,160	5,591	3,648	2,045	5,693
Depreciation, depletion and amortization	10,453	4,510	14,963	9,137	4,562	13,699
Ad valorem and other taxes	2,614	11	2,625	1,864	13	1,877
Total operating expenses	23,796	30,198	53,994	21,674	22,118	43,792

Operating income	98,469	50,622	149,091	106,823	36,928	143,751

Other income, net	4,827	1,261	6,088	4,156	1,084	5,240
Income before income taxes	103,296	51,883	155,179	110,979	38,012	148,991
Income tax expense	22,536	11,405	33,941	24,410	8,441	32,851
Net income	$80,760	$40,478	$121,238	$86,569	$29,571	$116,140

SEGMENT OPERATING RESULTS (Continued)
(dollars in thousands) (unaudited)

	Nine Months Ended
	September 30, 2025			September 30, 2024
	Land and Resource Management	Water Services and Operations	Consolidated	Land and Resource Management	Water Services and Operations	Consolidated
Revenues:
Oil and gas royalties	$314,956	$—	$314,956	$276,377	$—	$276,377
Water sales	—	108,968	108,968	—	113,987	113,987
Produced water royalties	—	90,705	90,705	—	76,034	76,034
Easements and other surface-related income	61,568	9,595	71,163	43,643	7,853	51,496
Land sales	819	—	819	2,145	—	2,145
Total revenues	377,343	209,268	586,611	322,165	197,874	520,039

Expenses:
Salaries and related employee expenses	21,727	21,304	43,031	20,127	19,135	39,262
Water service-related expenses	—	36,005	36,005	—	36,767	36,767
General and administrative expenses	10,392	6,964	17,356	21,022	6,709	27,731
Depreciation, depletion and amortization	27,279	13,324	40,603	3,641	10,054	13,695
Ad valorem and other taxes	6,667	34	6,701	5,988	2	5,990
Total operating expenses	66,065	77,631	143,696	50,778	72,667	123,445

Operating income	311,278	131,637	442,915	271,387	125,207	396,594

Other income, net	12,399	3,250	15,649	25,390	5,859	31,249
Income before income taxes	323,677	134,887	458,564	296,777	131,066	427,843
Income tax expense	70,804	29,730	100,534	63,807	28,436	92,243
Net income	$252,873	$105,157	$358,030	$232,970	$102,630	$335,600

NON-GAAP PERFORMANCE MEASURES AND DEFINITIONS

In addition to amounts presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we also present certain supplemental non-GAAP performance measures. These measures are not to be considered more relevant or accurate than the measures presented in accordance with GAAP. In compliance with the requirements of the SEC, our non-GAAP measures are reconciled to net income, the most directly comparable GAAP performance measure. For all non-GAAP measures, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP measures.

EBITDA, Adjusted EBITDA and Free Cash Flow

EBITDA is a non-GAAP financial measurement of earnings before interest expense, taxes, depreciation, depletion and amortization. The purpose of presenting EBITDA is to highlight earnings without finance, taxes, and depreciation, depletion and amortization expense, and its use is limited to specialized analysis.

The purpose of presenting Adjusted EBITDA is to highlight earnings without non-cash activity such as share-based compensation and other non-recurring or unusual items, if applicable. Additionally, adjusted EBITDA is a metric used by the compensation committee of our Board to evaluate the Company’s performance in determining the short-term and long-term incentive compensation of our Named Executive Officers on an annual basis. We calculate Adjusted EBITDA as EBITDA plus employee share-based compensation.

The purpose of presenting free cash flow is to provide investors a metric to measure funds available for investing in future acquisitions and returning capital to our stockholders through dividends and share repurchases after current income tax expense and purchases of fixed assets. Additionally, free cash flow is a metric used by the compensation committee of our Board to evaluate the Company’s performance in determining the short-term and long-term incentive compensation of our Named Executive Officers. To calculate free cash flow, net income is adjusted by the same items discussed above for EBITDA and Adjusted EBITDA and then further adjusted by deducting current income tax expense and purchases of fixed assets.

We have presented EBITDA, Adjusted EBITDA and free cash flow because we believe that these metrics are useful supplements to net income in analyzing the Company’s operating performance, ability to fund future acquisitions, ability to return capital to our stockholders and explaining how our Named Executive Officers are compensated. Our definitions of EBITDA, Adjusted EBITDA and free cash flow may differ from computations of similarly titled measures of other companies.

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for the three months ended September 30, 2025 and June 30, 2025 and for the nine months ended September 30, 2025 and September 30, 2024 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2025	September 30, 2024
Net income	$121,238	$116,140	$358,030	$335,600
Add:
Income tax expense	33,941	32,851	100,534	92,243
Depreciation, depletion and amortization	14,963	13,699	40,603	13,695
EBITDA	170,142	162,690	499,167	441,538
Add:
Employee share-based compensation	3,493	3,485	10,061	7,855
Adjusted EBITDA	$173,635	$166,175	$509,228	$449,393

The following table presents a reconciliation of net income to free cash flow for the three months ended September 30, 2025 and June 30, 2025 and for the nine months ended September 30, 2025 and September 30, 2024 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2025	September 30, 2024
Net income	$121,238	$116,140	$358,030	$335,600
Add (deduct):
Income tax expense	33,941	32,851	100,534	92,243
Depreciation, depletion and amortization	14,963	13,699	40,603	13,695
Employee share-based compensation	3,493	3,485	10,061	7,855
Current income tax expense	(30,166)	(32,310)	(95,430)	(90,080)
Purchases of fixed assets	(18,601)	(3,311)	(30,878)	(16,451)
Decrease in accounts payable related to purchases of fixed assets	(2,005)	(497)	(3,444)	(5,543)
Free cash flow	$122,863	$130,057	$379,476	$337,319